Exhibit 99.1

Trailer Bridge Board Forms Committee to Enhance Shareholder Value
in Connection with Potential Sale of Stock by McLean Family;
Retains Jefferies & Co. as Financial Advisor

        JACKSONVILLE, Fla. — Dec. 12, 2007 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today announced that its Board of Directors has formed a Committee comprised of non-McLean family member Directors to explore a broad range of strategic alternatives to further enhance shareholder value. Most notably, the Committee will work closely with the McLean family and its advisors to achieve an orderly sale of the family’s stock in a transaction that the Committee believes will be in the best interests of all shareholders.

        The Committee, which consists of non-McLean family member Directors, including Trailer Bridge’s Chairman and CEO John D. McCown, Robert P. Burke, Douglas E. Schimmel, Allen L. Stevens, and Nickel van Reesema, will also review additional potential alternatives and make recommendations to the full Board of Directors. The Committee has retained Jefferies & Company, Inc. as its financial advisor to assist in this effort. There can be no assurance that any transaction will occur or as to the terms, manner or timing of any transaction.

        As previously announced, the McLean family collectively filed an amended Schedule 13D with the Securities and Exchange Commission on November 21, 2007 disclosing that the group members intend to actively pursue a sale of their Trailer Bridge shares. The group members, which include the sister and children of Trailer Bridge’s founder, the late Malcom P. McLean, beneficially own approximately 5.8 million shares, or 47.8% of Trailer Bridge’s outstanding common stock. Malcom P. McLean, Jr., one of the McLean family group members, and his brother-in-law, Greggory B. Mendenhall, also currently serve on the Company’s seven-member Board of Directors.

        Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and the Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

CONTACT:	Trailer Bridge, Inc.	TRBR Investor Relations Counsel
	John D. McCown, 800-554 -1589	The Equity Group Inc.
	Chairman & CEO	Adam Prior, 212-836-9606
	www.trailerbridge.com	Ethan Guttenplan, 212-836-9605
	-or-	www.theequitygroup.com